Exhibit 10.4
APOLLO GROUP, INC.
4025 SOUTH RIVERPOINT PARKWAY
PHOENIX, AZ 85040
November 2, 2010
Mr. Gregory W. Cappelli
c/o Apollo Group, Inc.
3025 South RiverPoint Parkway
Phoenix, AZ 85040
Dear Greg:
Under the terms of your existing Employment Agreement with Apollo Group, Inc. (the “Company”) dated March 31, 2007 and subsequently amended on several separate occasions (the “Employment Agreement”), you may become entitled to certain severance benefits should your employment with the Company terminate under certain specified circumstances. However, in order for you to actually receive any severance benefits under those circumstances, you must execute and deliver a general release of all claims you may have against the Company and its affiliates.
The purpose of this letter is to resolve any potential ambiguity that might otherwise arise as to the impact which that release requirement would have upon the commencement date of the payment of any such severance benefits to which you may become entitled under your Employment Agreement, whether payable in cash or equity, in the event the delayed commencement date provisions of Section 14(b) of your Employment Agreement were not otherwise applicable at that time. As a point of clarification in that event, each of the references in your Employment Agreement to “any applicable revocation period” is intended to refer to the maximum applicable review/delivery and revocation periods to which you are entitled under your Employment Agreement and applicable law with respect to the release. That maximum aggregate period will accordingly be used to determine the date (and taxable year) for the commencement of such severance benefits, and no such severance benefits will be paid until that maximum aggregate review/delivery and revocation periods have expired. In no event will you have the opportunity to determine the taxable year in which such severance benefits will commence.
Except for the clarifications set forth in this letter, all the terms and provisions of your Employment Agreement will continue in full force and effect.

/s/ Fred Newton Fred Newton

Title: Executive Vice President, Human Resources

APPROVAL
I hereby approve and accept the clarifying changes to my Employment Agreement set forth above.

/s/ Gregory W. Cappelli Gregory W. Cappelli

Dated: November 18, 2010